Exhibit 99.1

China Education Alliance Announces First Quarter 2013 Financial Results

HARBIN, China, May 15, 2013 /PRNewswire/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company", OTCQX: CEAI), a China-based education resource and services company, today announced its first quarter 2013 financial results.  The Company will host a conference call on Thursday, May 16, 2013, at 8 a.m. EDT (8 p.m. Beijing time the same day).

Financial Highlights for the First Quarter ended March 31, 2013

●	Total revenues decreased by 49.2% to $2.4 million.

●	Gross profit decreased 83.1% to $0.4 million

●	Net loss of $3.7 million.

●	Loss per share was $0.35 per fully diluted share.

"We are fully focused on finalizing our new information platform that will bring together teachers and students in a web-based environment and allow them to communicate in a more convenient and efficient way. Having been under development for quite some time, we are confident that this new platform will give us a definite competitive advantage. We have continued to test its functionality to our satisfaction and that of our content partners, as we added a wide array of new educational material. With the surge in growth and adoption of e-commerce platforms in China,   we are eager to bring it to market this summer," said Mr. Xiqun Yu, Chairman and Chief Executive Officer of China Education Alliance.

First Quarter 2013 Review:

Revenue decreased by $2.4 million, or 49.2% to $2.4 million for the quarter ended March 31, 2013 from $4.8 million during the same period in 2012.

Revenue from the on-line education division decreased by $1.4 million, or 69.6%, to $0.6 million for the quarter ended March 31, 2013 from $2.1 million for the quarter ended March 31, 2012.  Revenue from the training center division decreased by $0.9 million, or 33.9%, to $1.8 million for the quarter ended March 31, 2013 from $2.7 million for the quarter ended March 31, 2012.

The decline in revenue was primarily a result of a decline in revenue across all of our business. We believe revenue was affected by external factors including slowdown in economic growth within the PRC, untruthful allegations about our businesses, and increased competition. These factors contributed to the continuous decline in interest of existing and new students, which resulted in decrease in student enrollments and led to a decline in revenue as compared to the quarter ended March 31, 2012. We expect to improve the performance of our online education division in the future by providing students with more competitive, up-to-date study materials and easy access. We have contracted technology companies to design a new web-based platform providing video based long-distance teaching services which encompass online community system and online teaching management system. Additionally, we are seeking to establish more onsite training centers and optimize the operation of existing training centers. As such, we predict that our revenue will gradually recover after we launch the new web-based platform and set up more training centers.

Overall cost of revenue decreased by $0.5 million, or 20.6%, to $2.1 million for the quarter ended March 31, 2013 from $2.6 million for the same period in 2012.

Cost of revenue for the online education division decreased by $0.4 million, or 23.3% to $1.4 million for the quarter ended March 31, 2013 from $1.8 million for the same period in 2012. The decrease was mainly attributable to the decrease in revenue. However, cost of revenue did not drop in direct proportion with the decline in revenue as we had to purchase new study materials to maintain competitive. We also incurred certain fixed costs to maintain the accuracy and competitiveness of our online materials. Gross profit margin for the online education division decreased to negative 116.1% for the quarter ended March 31, 2013 from positive 14.4% during the same period in 2012 due to the significant decrease in online education revenue and the relatively moderate decrease in cost of revenue. We expect gross margin for online education division to increase as we will introduce new online education products and services to boost our revenue and effectively control costs of revenue.

Cost of revenue for the training center division decreased $0.1 million, or 14.8% to $0.7 million for the quarter ended March 31, 2013 from $0.8 million for the same period in 2012. The decrease was mainly attributable to the decrease in teacher's salary as our teachers are paid by the number of classes they teach. Gross profit margin for the training center division decreased to 60.5% for the quarter ended March 31, 2013from 69.4% during the same period in 2012 as cost of revenue did not decrease as much as revenue.

Gross profit for the first quarter of 2013 was $0.4 million compared to gross profit of $2.2 million for the first quarter 2012.

Selling expenses increased by $30,667, or 2.9%, to $1.1 million in the first quarter of 2013 from $1.1 million in the first quarter of 2012. Selling expenses were 45.0% of total sales in the first quarter of 2013 compared with 22.2% in the first quarter of 2012. The increase in selling expenses was a result of the increase in advertising and marketing expenses.

Administrative expenses increased by $0.6 million, or 61.0% to $1.6 million for the quarter ended March 31, 2013 from $1.0 million for the quarter ended March 31, 2012. The increase was mainly due to the increase in research and development expenses related to the development of the web based platform. Total administrative expenses were about 67.6% of total revenue for the three months ended March 31, 2013, compared to 21.3% for the same period in 2012.

Interest income decreased by $0.4 million, or 89.3%, to $51,716 for the quarter ended March 31, 2013 from $0.5 million for the same period in 2012.

Net loss for the first quarter of 2013 was $3.7 million compared to net loss of $0.1 million for the first quarter of 2012. Basic and diluted loss per share was $0.35 for the first quarter of 2013 compared to loss per share of $0.01 for the first quarter of 2012. The basic weighted average shares outstanding and diluted weighted average shares outstanding were 10,582,530 for the quarter ended March 31, 2013, and 10,582,503 in the same period of 2012.

Financial Position

As of March 31, 2013, the Company had cash and cash equivalents of $71.3 million and working capital of $70.1 million.  The Company had net cash used in operating activities of $1.0 million.

As of March 31, 2013, the Company had no long-term debt.

Conference Call

China Education Alliance will host a conference call and live webcast to discuss its first quarter 2013 financial results at 8 a.m. Eastern Daylight Time (EDT) on Thursday, May 16, 2013 (8 p.m. in Harbin/Beijing on the same day).

The dial-in details for the live conference call are as follows:

- Participant Dial-In (Toll Free USA): 1-866-519-4004
- International Dial-In: +65-6723-9381
- China Dial-In:  800-819-0121
- China Dial-In: 400-620-8038
- Hong Kong Toll Free: 8009-30346
  Conference Password: CEU

A live webcast of the conference call will be available in the investor relations section of the Company's website at: http://www.chinaeducationalliance.com/index.jsp

A telephone replay of the call will be available 1 hour after the end of the conference for seven days.

The dial-in details for the replay are as follows:

- US Toll Free:  1-855-452-5696
- International Toll:  +61-2-8199-0299
  Passcode Number: 72365872

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a leading educational services company offering high-quality instructors and online education materials for students between the ages of 6 to 18 and adults (university students and professionals) aged 18 and over. Divided into two segments, students and graduate professionals, our business model delivers the skills and knowledge necessary to excel in a rapidly growing and highly competitive China. The Company provides students in the first segment with online education materials sourced from top tier schools and famous instructors for download, as well as online training and tutoring services. With teaching centers located across China, the Company also offers hands on training and tutoring to aid Chinese students pass the two most important tests they will face in their educational careers: the senior high school entrance and college entrance exams. In the second segment for graduates and professionals, China Education Alliance provides vocational training courses in subjects including IT, administration, multimedia, as well as several professional training programs.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion in 2009 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

China Education Alliance, Inc.
Ms. Cloris Li
Chief Financial Officer
Email: cloris@edu-chn.com

Christensen
Mr. Christian Arnell
Telephone:  +86 10 5826 4939
Email: carnell@christensenir.com